UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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TOMMY HILFIGER CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TOMMY HILFIGER CORPORATION

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
To Be Held October 28, 2002

The 2002 Annual Meeting of Shareholders of Tommy Hilfiger Corporation will be held at The Sandy Lane Hotel, Sandy Lane, St. James, Barbados, on Monday, October 28, 2002 at 12:00 noon, local time, for the following purposes:

1.    To elect three directors to the Board of Directors of the Company for terms to expire at the 2005 Annual Meeting of Shareholders;

2.    To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending March 31, 2003; and

3.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 13, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Shareholders are invited to attend the Annual Meeting. Any shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint a proxy to attend and vote instead of him. Whether or not you expect to attend, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or you may vote through the Internet or by telephone as directed on the enclosed proxy card. A proxy may be revoked by a shareholder at any time before the effective exercise thereof.

By order of the Board of Directors

LAWRENCE T.S. LOK
Secretary

Hong Kong
September 20, 2002

TOMMY HILFIGER CORPORATION
11/F, Novel Industrial Building
850-870 Lai Chi Kok Road
Cheung Sha Wan, Kowloon, Hong Kong

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tommy Hilfiger Corporation (the “Company”) of proxies to be used at the 2002 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Monday, October 28, 2002 at 12:00 noon, local time, at The Sandy Lane Hotel, Sandy Lane, St. James, Barbados, and at any adjournment thereof.

The expected date of the first mailing of this Proxy Statement and the accompanying proxy card to the Company’s shareholders is September 20, 2002.

PROXY SOLICITATION

A proxy card is enclosed for use at the Annual Meeting. Proxies that are properly completed, signed and received prior to the Annual Meeting will be voted in accordance with the instructions of the persons executing the same. Unless instructed to the contrary, the proxies will be voted FOR Proposals 1 and 2 set forth in the Notice of the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on such matters. A proxy may be revoked by a shareholder at any time before the effective exercise thereof by submitting a subsequently dated proxy or by appearing in person and voting at the Annual Meeting.

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

A copy of the Annual Report of the Company containing audited financial statements for the fiscal year ended March 31, 2002 is enclosed herewith or has previously been sent to you. Such report is not a part of this Proxy Statement.

On September 13, 2002, the record date for the determination of shareholders entitled to vote at the Annual Meeting, 90,576,492 Ordinary Shares, par value $.01 per share, of the Company (the “Ordinary Shares”) were outstanding and carry the right to one vote for each such share with respect to each matter to be voted on at the Annual Meeting.

Ordinary Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or broker non-vote will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes cast at the Annual Meeting and thus will have no effect on the outcome. The presence, in person or by proxy, of holders of at least 50% of the Ordinary Shares entitled to vote on proposals at the Annual Meeting will constitute a quorum.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth data as of September 13, 2002 concerning the beneficial ownership of Ordinary Shares by (i) the persons known to the Company to beneficially own more than 5% of the outstanding Ordinary Shares, (ii) all directors and nominees and each Named Executive Officer (as defined under “Executive Compensation” below) and (iii) all directors and executive officers as a group.

	Amount Beneficially Owned		Percent of Class(1)
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	10,134,600		11.2%
Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, CA 94403-1906	7,570,168		8.4%
PRIMECAP Management Company(4) 225 South Lake Avenue #400 Pasadena, CA 91101	6,069,575		6.7%
Vanguard Horizon Funds—Vanguard Capital Opportunity Fund(5) 100 Vanguard Boulevard Malvern, PA 19355	5,754,800		6.4%
Lord, Abbett & Co.(6) 90 Hudson Street Jersey City, NJ 07302	4,666,104		5.2%
Directors and Named Executive Officers:
Silas K.F. Chou	1,015,324	(7)	1.1%
Lawrence S. Stroll	1,015,324	(7)	1.1%
Thomas J. Hilfiger	3,968,548		4.4%
Joel J. Horowitz	516,182		*
Ronald K.Y. Chao	1,030,924	(7)(8)	1.1%
Lester M.Y. Ma	44,000	(9)	*
Joseph M. Adamko	28,800	(10)	*
Clinton V. Silver	11,600	(11)	*
Simon Murray	24,000	(11)	*
Robert T.T. Sze	0		*
Joel H. Newman	495,000	(12)	*
All directors and executive officers as a group (14 persons)	6,349,054	(13)	6.9%

*	Less than 1%.
(1)
Shares outstanding with respect to each person includes the right to acquire beneficial ownership of Ordinary Shares pursuant to currently exercisable stock options, if any, held by such person under Company stock option plans. See footnotes 8, 9, 10, 11, 12 and 13. For purposes of this table, “currently exercisable” stock options includes options becoming vested and exercisable within 60 days from September 13, 2002.

(2)
Information based on Amendment No. 1 to Schedule 13G dated March 11, 2002 filed with the Securities and Exchange Commission (the “SEC”) by FMR Corp. (“FMR”). According to the Schedule 13G, FMR, a parent holding company, had sole dispositive power over all of the shares and sole voting power over 368,200 of the shares.

(3)	Information based on Amendment No. 1 to Schedule 13G dated February 12, 2002 filed with the SEC by Franklin Resources, Inc. (“Franklin”). According to Schedule 13G, subsidiaries of Franklin, a parent holding company, had sole dispositive power over all of the shares and sole voting power over 7,569,700 of the shares.
(4)
Information based on Amendment No. 3 to Schedule 13G dated May 31, 2002 filed with the SEC by PRIMECAP Management Company (“PRIMECAP”). According to the Schedule 13G, PRIMECAP, an investment adviser, had sole dispositive power over all of the shares and sole voting power over 2,254,775 of the shares.

(5)
Information based on Amendment No. 1 to Schedule 13G dated February 12, 2002 filed with the SEC by Vanguard Horizon Funds—Vanguard Capital Opportunity Fund (“Vanguard”). According to the Schedule 13G, Vanguard, an investment company, had shared dispositive power and sole voting power over all of the shares.

(6)
Information based on Schedule 13G dated January 16, 2002 filed with the SEC by Lord, Abbett & Co. (“Lord, Abbett”). According to the Schedule 13G, Lord, Abbett, an investment adviser, had sole dispositive power and sole voting power over all of the shares.

(7)
Sportswear Holdings Limited (“Sportswear”) directly owns 1,015,324 Ordinary Shares. Sportswear is indirectly 50% owned by Westleigh Limited (“Westleigh”), which is privately owned by members of the Chao family (including Messrs. Chou and Chao), and 50% owned by Flair Investment Holdings Limited (“Flair”), in which Mr. Stroll has an indirect beneficial ownership interest. Each of Sportswear, Westleigh and Flair, as well as Messrs. Chou, Chao and Stroll, may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the Ordinary Shares owned by Sportswear through their respective direct or indirect ownership interests in Sportswear.

(8)
Includes 15,600 Ordinary Shares issuable upon the exercise of currently exercisable stock options under the Directors Option Plan (as defined under “Executive Compensation—Stock-Based Plans—Directors Option Plan” below).

(9)
Issuable upon the exercise of currently exercisable stock options under the 1992 Stock Incentive Plans (as defined under “Executive Compensation—Stock-Based Plans—Employee Stock Incentive Plans” below) and the Directors Option Plan.

(10)	Includes 22,000 Ordinary Shares issuable upon the exercise of currently exercisable stock options under the Directors Option Plan.
(11)	Issuable upon the exercise of currently exercisable stock options under the Directors Option Plan.
(12)	Issuable upon the exercise of currently exercisable stock options under the 1992 Stock Incentive Plans.
(13)
Includes 842,200 Ordinary Shares issuable upon the exercise of currently exercisable stock options held by all directors and executive officers under the 1992 Stock Incentive Plans and the Directors Option Plan. The 1,015,324 Ordinary Shares directly owned by Sportswear and attributed to each of Messrs. Chou, Chao and Stroll in this table are only counted once.

PROPOSAL ONE:    ELECTION OF DIRECTORS

Nominees For Director

The Company’s Board of Directors currently consists of eight members and is divided into three classes with staggered three-year terms. At each Annual Meeting of Shareholders, the successors of the class of directors whose terms expire at such meeting are elected for three-year terms.

The Company’s Board of Directors has nominated three persons to be elected to the Board of Directors at the Annual Meeting for three-year terms, each of whom is currently a Director of the Company: Silas K.F. Chou, Thomas J. Hilfiger and Robert T.T. Sze. Joseph M. Adamko, who has served as a Director of the Company since 1993 and whose current term expires at the Annual Meeting, is not standing for reelection.

The principal occupations and other biographical information of the nominees are as follows:

Silas K.F. Chou, 56, has been a Director and Chairman or Co-Chairman of the Board of the Company since 1992. Mr. Chou also has served as an Executive Director of Novel Enterprises Limited (“Novel Enterprises”), where he continues to serve as a director, from 1996 to 2001 and has been Chairman of the Board of Novel Denim Holdings Limited, a company quoted on the Nasdaq National Market and an affiliate of Novel Enterprises (“Novel Denim”), since 1996. In addition, Mr. Chou was Chairman of the Board of Pepe Jeans London Corporation and its predecessor from 1992 to 1998.

Thomas J. Hilfiger, 51, has been a Director and Principal Designer of the Company since 1992 and Honorary Chairman of the Board of the Company since 1994. Mr. Hilfiger was Vice Chairman of the Board of the Company and its predecessors from 1989 to 1994, and President of Tommy Hilfiger, Inc. from 1982 to 1989. Mr. Hilfiger has been designing clothes under the Tommy Hilfiger trademarks since 1984.

Robert T.T. Sze, 61, was appointed as a Director of the Company in September 2002. Mr. Sze currently serves as a director and Chairman of the Audit Committee of a number of public companies in Hong Kong, including Asia Satellite Telecommunications Holdings Limited, which is also listed on the New York Stock Exchange. Previously, Mr. Sze served as a Partner of Price Waterhouse Hong Kong for over 20 years. Mr. Sze is a fellow of the Institute of Chartered Accountants in England and Wales and the Hong Kong Society of Accountants.

The election of the directors requires the affirmative vote of a plurality of the Ordinary Shares voted, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR FOR A TERM TO EXPIRE AT THE 2005 ANNUAL MEETING OF SHAREHOLDERS.

Directors Whose Terms of Office Continue and Non-Director Executive Officers

The principal occupations and other biographical information of the directors of the Company whose terms continue are as follows:

Name	Expiration of Present Term
Joel J. Horowitz	2004
Ronald K.Y. Chao	2004
Lester M.Y. Ma	2003
Clinton V. Silver	2003
Simon Murray	2004

Joel J. Horowitz, 51, is Chief Executive Officer and President of the Company. Mr. Horowitz has served as Chief Executive Officer since 1994 and as President since 1995. From 1989 to 1994, Mr. Horowitz served as President and Chief Operating Officer of the Company and its predecessors. Mr. Horowitz has been a Director of the Company since 1992.

Ronald K.Y. Chao, 63, has been a Director of the Company since 1992. Since 1996, Mr. Chao has been Vice Chairman of Novel Enterprises. Prior thereto, Mr. Chao served as the Managing Director of Novel Enterprises. In addition, Mr. Chao has been a director of Novel Denim since 1997.

Lester M.Y. Ma, 55, has been a Director of the Company since 1992 and served as its Treasurer from 1996 to 1997. Mr. Ma has been an Executive Director and Group Chief Accountant of Novel Enterprises for more than the past five years. In addition, Mr. Ma has been a director of Novel Denim since 1992 and served as its Treasurer since 1997.

Clinton V. Silver, 72, has been a Director of the Company since 1994. Mr. Silver served as Deputy Chairman of Marks & Spencer plc, an international retailer based in London, from 1991 to 1994 and as a consultant from 1994 to 1999. In addition, Mr. Silver served as a director of Marks & Spencer plc from 1974 to 1994 and as Joint Managing Director from 1990 to 1994. Mr. Silver also served as Chairman of the British Fashion Counsil from 1994 to 1997.

Simon Murray, 62, has been a Director of the Company since 1997. From 1993 to 1997, Mr. Murray served as Executive Chairman Asia Pacific of Deutsche Bank AG. Since 1998, Mr. Murray has been the Chairman of General Enterprise Management Services Limited, a private equity fund management company sponsored by Simon Murray & Company Ltd. Mr. Murray is also a director of a number of public companies in the Far East, including Cheung Kong Holdings Limited, Hutchison Whampoa Limited and Orient Overseas (International) Limited, and other companies in Europe, including Hermès International and Vivendi Universal.

Ronald K.Y. Chao and Silas K.F. Chou are brothers.

The principal occupations and other biographical information of the Company’s non-director executive officers are as follows:

Joel H. Newman, 61, was appointed Chief Financial Officer and Executive Vice President-Finance and Operations of the Company in 2001, after serving as Chief Financial and Administrative Officer and Executive Vice President since 2000. Prior thereto, Mr. Newman served as Chief Administrative Officer and Executive Vice President-Finance from 1998 to 2000 and as Executive Vice President-Operations from 1997 to 1998. Since 1993, Mr. Newman has also held various senior operations and financial positions with Tommy Hilfiger U.S.A., Inc., a subsidiary of the Company (“TH USA”), for which he currently serves as Chief Operating Officer. Prior to joining the Company, Mr. Newman held various senior operations and financial positions with major companies in the apparel wholesale and retail industries.

Arthur Bargonetti, 68, has been Senior Vice President-Operations of the Company since 1998. From 1994 to 1998, Mr. Bargonetti served as the Chief Operating Officer and Executive Vice President of Pepe Jeans USA, Inc. Prior thereto, Mr. Bargonetti was the Chief Operating Officer and Executive Vice President of Bidermann Industries U.S.A., Inc.

Joseph Scirocco, 45, has been Senior Vice President and Treasurer of the Company since 1997. Prior to joining the Company, Mr. Scirocco was employed in the Retail and Consumer Products Group of Price Waterhouse LLP, where he had served as an Audit Partner since 1990.

Lawrence T.S. Lok, 45, has served as Secretary of the Company since 1994. In addition, Mr. Lok has been Secretary of Novel Enterprises since 1994 and of Novel Denim since 1997. Mr. Lok has also served as Deputy Financial Controller of Novel Enterprises for more than the past five years.

Committees of the Board of Directors

The Company’s Board of Directors has standing Audit and Compensation Committees (the “Standing Committees”), but does not have a Nominating Committee.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, recommends to the Board of Directors an accounting firm to serve as the Company’s independent auditors, approves services provided to the Company by the Company’s independent auditors and reviews transactions among the Company and its affiliates. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee consists of Mr. Silver, who is the Chairman, Mr. Adamko, Mr. Murray and, since September 2002, Mr. Sze, each of whom is independent (as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards).

The Compensation Committee is responsible for supervising the Company’s compensation policies, administering the employee stock incentive plans, reviewing officers’ salaries and bonuses, approving significant changes in employee benefits and recommending to the Board of Directors such other forms of remuneration as it deems appropriate. The Compensation Committee consists of Mr. Adamko, who is the Chairman, Mr. Silver, Mr. Murray and, since September 2002, Mr. Sze.

In May 2001, a Special Committee of Independent Directors, consisting of Messrs. Murray, Adamko and Silver (the “Special Committee”), was formed to consider and negotiate the possible acquisition of the Company’s European licensee, which acquisition was completed in July 2001.

During the 2002 fiscal year, the Board of Directors held five meetings, the Audit Committee held two meetings, the Compensation Committee held four meetings and the Special Committee held 14 meetings. Over this period, each of the Company’s Directors other than Mr. Chao participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served).

Director Compensation

Directors who are officers or employees of the Company or any of its subsidiaries receive no additional compensation for their service on the Board of Directors and its committees. All other directors of the Company (“Non-Employee Directors”) receive the following retainers: $40,000 per annum for members of the Board; $5,000 per annum for members of Standing Committees; and $3,000 per annum for Chairmen of Standing Committees. Each member of the Special Committee received a supplemental fee of $25,000 in fiscal year 2002. The Non-Employee Directors also receive $2,000 for attendance at each meeting of the Board of Directors or a committee. In addition, the Non-Employee Directors participate in the Directors Option Plan. See “Executive Compensation—Stock-Based Plans—Directors Option Plan” below.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid and accrued by the Company and its subsidiaries for the fiscal years ended March 31, 2002, 2001 and 2000 to the Company’s chief executive officer and the four other most highly compensated executive officers (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Securities Underlying Stock Options (#)	All Other Compensation ($)
Joel J. Horowitz	2002	662,678		10,053,000	(1)	—	5,500	(2)
Chief Executive Officer	2001	625,000		12,097,000	(1)	—	5,100
and President	2000	581,600		16,631,000	(1)	—	5,100

Thomas J. Hilfiger	2002	22,360,000	(3)	—		—	5,500	(2)
Honorary Chairman of the	2001	24,925,000	(3)	—		—	5,100
Board and Principal Designer	2000	26,851,000	(3)	—		—	5,100

Silas K.F. Chou	2002	900,000	(4)	623,274		—	—
Chairman of the Board	2001	750,000	(4)	545,532		—	—
	2000	750,000	(4)	750,000		—	—

Lawrence S. Stroll	2002	600,000	(5)	623,274		—	—
Former Co-Chairman of the Board	2001	750,000	(5)	545,532		—	—
	2000	750,000	(5)	750,000		—	—

Joel H. Newman	2002	750,000		600,000		—	15,100	(6)
Chief Financial Officer and Executive	2001	650,000		550,000		100,000	15,475
Vice President-Finance and Operations	2000	600,000		600,000		165,000	15,088

(1)
Pursuant to an incentive plan approved by the shareholders of the Company, Mr. Horowitz receives an annual bonus equal to 5% of the Company’s operating earnings (as defined below). See “—Certain Employment Agreements.”

(2)	Amount represents employer matching contribution under the Tommy Hilfiger U.S.A. 401(k) Profit Sharing Plan (the “401(k) Plan”).
(3)
Pursuant to an employment agreement entered into prior to the Company’s initial public offering, Mr. Hilfiger receives annual salary payments equal to $900,000 plus 1.5% of the net sales (as defined in the employment agreement) of TH USA and its subsidiaries over $48,333,333. See “—Certain Employment Agreements.”

(4)
Includes $400,000, $250,000 and $250,000 in 2002, 2001 and 2000, respectively, of the fees paid pursuant to a consulting agreement between Tommy Hilfiger (Eastern Hemisphere) Limited, a subsidiary of the Company (“THEH”), and Fasco International, Inc. (“Fasco International”), an affiliate of Messrs. Chou and, until August 2001, Stroll. See “Certain Relationships and Related Transactions—Other Relationships and Transactions.”

(5)
Includes $100,000, $250,000 and $250,000 in 2002, 2001 and 2000, respectively, of the fees paid pursuant to a consulting agreement between THEH and Fasco International, and all of the fees paid pursuant to a consulting agreement between THEH and another affiliate of Mr. Stroll. See “Certain Relationships and Related Transactions—Other Relationships and Transactions.”

(6)	Amount represents employer matching contribution under the 401(k) Plan of $5,100 plus reimbursement for supplemental term life insurance premium payments of $10,000.

Option Grants in Fiscal 2002

During fiscal year 2002, no Company stock option grants were made to any of the Named Executive Officers.

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

The following table sets forth information regarding stock option exercises during fiscal year 2002 by the only Named Executive Officer who has received Company option grants, and the values of such officer’s unexercised options as of March 31, 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Stock Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Stock Options at Fiscal Year-End ($) Exercisable/Unexercisable
Joel H. Newman	33,334	221,796	495,000/66,666	465,094/12,912

Supplemental Executive Retirement Plan

TH USA maintains the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Retirement Plan (the “SERP”), a nonqualified unfunded plan, to provide retirement benefits to senior executives designated by the Chief Executive Officer of TH USA. As of March 31, 2002, Mr. Newman was the only Named Executive Officer participating in the SERP.

Pension Plan Table. The following table shows the estimated hypothetical annual benefit payable under the SERP to participants retiring at age 65 based on the specified final average compensation and years of service.

Final Average Base Salary	Years of Service
	15	20	25	30	35
$ 250,000	$75,000	$100,000	$125,000	$125,000	$125,000
300,000	90,000	120,000	150,000	150,000	150,000
350,000	105,000	140,000	175,000	175,000	175,000
400,000	120,000	160,000	200,000	200,000	200,000
450,000	135,000	180,000	225,000	225,000	225,000
500,000	150,000	200,000	250,000	250,000	250,000
750,000	225,000	300,000	375,000	375,000	375,000
1,000,000	300,000	400,000	500,000	500,000	500,000

The benefit payable under the SERP is a lifetime annuity equal to 2% of the participant’s average base salary for the last three full calendar years of employment multiplied by the participant’s years of service (up to a maximum of 25 years). Payments to vested participants commence after termination of employment and upon the earlier of (i) the attainment of age 65 or (ii) the request of the participant at any time after the attainment of age 55 (in which case the annual amount is reduced by 5% per year for each year it is paid before the participant’s attainment of age 65). Participants become vested under the SERP upon the earliest of (a) the completion of 10 years of service, (b) the attainment of age 40 and completion of five years of service or (c) the attainment of age 65; provided that a participant who is terminated for “cause” (as defined in the SERP) will forfeit all rights to the SERP benefit (whether or not vested). Payments under the SERP are subject to any applicable Social Security or other taxes required to be withheld by law.

For purposes of the SERP, the amount specified in the Annual Compensation portion of the Summary Compensation Table under the heading “Salary” would constitute “base salary.” As of March 31, 2002, Mr. Newman had completed 9 years of service and was vested under the SERP.

Certain Employment Agreements

Subsidiaries of the Company had employment agreements with Messrs. Hilfiger, Horowitz and Newman during fiscal year 2002.

The employment agreement with Mr. Hilfiger, the Company’s Honorary Chairman of the Board and Principal Designer, provides for his employment as the designer of all products carrying the Tommy Hilfiger trademarks until his death, disability or incompetence. Mr. Hilfiger receives an annual base salary of $900,000, subject to adjustments. If net sales (as defined in the employment agreement) of TH USA and its subsidiaries are less than $48,333,333 in any year, Mr. Hilfiger’s base salary for such year is reduced by 1.5% of such shortfall, to not less than $500,000. If net sales are greater than $48,333,333 in any fiscal year, Mr. Hilfiger receives an additional payment equal to 1.5% of such excess. If Mr. Hilfiger terminates his employment without the consent of TH USA other than by reason of his death, disability or incompetence, TH USA will have no further obligations under the agreement. The employment agreement provides that TH USA and its subsidiaries cannot enter into any line of business without the consent of Mr. Hilfiger if he shall reasonably determine that such line of business would be detrimental to the Tommy Hilfiger trademarks.

The employment agreement with Mr. Horowitz provides for his employment as Chief Executive Officer of the Company and TH USA until March 31, 2004. The agreement provided for an annual base salary in fiscal year 2002 of $662,678. The base salary is subject to increase each year by the average percentage increase for all employees of TH USA.

The Company is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), under which public companies are not permitted to deduct for federal income tax purposes certain annual compensation paid to certain executive officers in excess of $1,000,000 per executive, unless such excess is paid pursuant to an arrangement based upon performance and approved by shareholders, and provided that the other requirements set forth in Section 162(m) and related regulations are met. Payments required to be made pursuant to the aforementioned employment agreement with Mr. Hilfiger, which was entered into prior to the effective date of Section 162(m), are not subject to such restrictions.

On August 6, 1998, the Company’s Compensation Committee approved and the Board of Directors adopted, and on November 2, 1998, the shareholders approved, the renewal of the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan (the “SEIC Plan”), which was scheduled to terminate on April 1, 1999, for each of the five fiscal years in the period ending March 31, 2004. The purpose of the SEIC Plan is to provide a significant and flexible economic opportunity to Mr. Horowitz, Chief Executive Officer and President of the Company and Chief Executive Officer of TH USA, in an effort to reward his contribution to the Company and its subsidiaries. The SEIC Plan is administered by the Company’s Compensation Committee and provides for a cash award to Mr. Horowitz equal to 5% of the Company’s consolidated earnings before depreciation, interest on financing of fixed assets, non-operating expenses and taxes (“operating earnings”). Awards under the plan are calculated and paid quarterly based on 3.75% of operating earnings for the first three fiscal quarters, with the remaining amount of the bonus (based on the 5% rate) payable at the end of the fiscal year. The amount of the award is reduced by the amount of any other bonuses paid or payable under any employment or bonus agreement between the Company or TH USA and Mr. Horowitz. The SEIC Plan does not contain any cap on the maximum amount of the bonus payable thereunder. The SEIC Plan bonus payable to Mr. Horowitz in respect of fiscal year 2002 was $10,053,000. While the Company believes that compensation payable pursuant to the SEIC Plan will be deductible for federal income tax purposes pursuant to Section 162(m), there can be no assurance in this regard.

The employment agreements with Messrs. Hilfiger and Horowitz also provide that such executives are eligible to receive additional annual bonuses at the discretion of TH USA’s Board of Directors or Compensation Committee. If, however, compensation is awarded based on an arrangement that does not satisfy the requirements of Section 162(m), TH USA would not be allowed to deduct for tax purposes any payments in excess of the $1,000,000 limitation. No discretionary bonuses were paid to these executives with respect to the Company’s last three fiscal years.

Messrs. Hilfiger and Horowitz have agreed to waive any additional compensation attributable to the net sales and operating earnings of the Company’s acquired European licensee to which they might otherwise be contractually entitled under their existing employment arrangements. See “Certain Relationships and Related Transactions—The TH Europe Acquisition.”

The employment agreement with Mr. Newman, the Company’s Chief Financial Officer and Executive Vice President-Finance and Operations, provides for his employment with TH USA until March 31, 2003. Thereafter, the agreement automatically renews for successive one-year terms unless terminated upon prior notice by either party. The agreement provided for an annual base salary in fiscal year 2002 of $750,000, and provides for base salaries of $850,000 and $950,000 in fiscal years 2003 and 2004 (if renewed for such year), respectively. Under the agreement, Mr. Newman received $600,000 in bonuses in fiscal year 2002. Mr. Newman is entitled to receive minimum bonuses of $567,000 and $634,000 in fiscal years 2003 and 2004 (if renewed for such year), respectively; provided that if the Company achieves or exceeds its annual budget for a specified fiscal year, the minimum bonus will be 100% of the base salary for such year. Upon execution of the agreement, Mr. Newman received a grant of 100,000 stock options under the 1992 Stock Incentive Plans and the exercisability of 66,000 stock options previously granted to Mr. Newman were accelerated to the date of execution. In addition, under the agreement, the exercisability of all stock options granted to Mr. Newman prior to March 31, 2000 that had not previously become exercisable were accelerated to March 31, 2002.

If Mr. Newman’s employment is terminated by the Company without “cause” (as defined in the agreement) or due to a long-term disability or by Mr. Newman with “good reason” (as defined in the agreement), or the Company does not renew the agreement at the end of the initial term or any renewal term, Mr. Newman will, subject to certain conditions, be entitled to receive base salary continuation until the end of the initial term or then current renewal term plus one year (subject to mitigation from compensation and benefits received from other employment or Company-sponsored long-term disability payments), as well as a pro rated annual bonus for the fiscal year in which the termination occurs.

Stock-Based Plans

Employee Stock Incentive Plans.    At the Company’s 2001 annual meeting, the shareholders approved the Tommy Hilfiger Corporation 2001 Stock Incentive Plan (the “2001 Stock Incentive Plan”). Following such approval, no further grants may be made under the Tommy Hilfiger U.S.A. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans (the “1992 Stock Incentive Plans”; and together with the 2001 Stock Incentive Plan, the “Employee Stock Incentive Plans”). Grants previously made under the 1992 Stock Incentive Plans remain outstanding in accordance with their terms.

The 2001 Stock Incentive Plan authorizes the grant of stock options, stock appreciation rights related to stock options and restricted stock to officers, employees and directors of the Company and its subsidiaries with respect to up to 3,500,000 Ordinary Shares (subject to certain adjustments as provided in the plan); provided that no more than 350,000 of those shares may be awarded pursuant to grants of restricted stock. No participant under the 2001 Stock Incentive Plan may be granted awards covering in excess of 700,000 Ordinary Shares in any fiscal year of the Company.

The 2001 Stock Incentive Plan is administered by the Company’s Compensation Committee. Awards under the plan are subject to such terms and conditions as may be determined by the Compensation Committee and specified in the applicable award agreement; provided that any stock option or related stock appreciation right must have an exercise price of not less than fair market value at, and may not be exercisable more than 10 years after, the date of grant. An award agreement may provide for acceleration or immediate vesting in the event of a change of control of the Company or any of its subsidiaries.

Messrs. Chou, Hilfiger, Horowitz and Chao are not eligible for grants under the 2001 Stock Incentive Plan. Currently, over half of the full-time employees of the Company and its subsidiaries are participants in the Employee Stock Incentive Plans.

Directors Option Plan.    In August 1994, the shareholders of the Company approved the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan (the “Directors Option Plan”). Options for up to 400,000 Ordinary Shares (subject to certain adjustments as provided in the plan) may be granted under the Directors Option Plan. Each director who is not an officer or employee of the Company or any subsidiary of the Company (a “Non-Employee Director”) receives an initial stock option to purchase 20,000 Ordinary Shares, and subsequent annual grants of options to purchase 2,000 Ordinary Shares, in each case at an exercise price equal to the fair market value at the date of grant.

The Directors Option Plan is administered by the Company’s Compensation Committee. However, grants of stock options to participants under the Plan and the amount, nature and timing of the grants are not subject to the determination of such committee.

The term of each stock option granted under the Directors Option Plan is 10 years unless earlier terminated by termination of the director status of a Non-Employee Director, and the stock options are exercisable in equal installments over five years from the date of grant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Adamko, who is the Chairman, Mr. Silver and Mr. Murray.

Sportswear, a British Virgin Islands corporation, is indirectly 50% owned by Westleigh, a British Virgin Islands corporation privately owned by members of the Chao family (including Messrs. Silas K.F. Chou, Chairman of the Board and a Director of the Company, and Ronald K.Y. Chao, a Director of the Company) and an affiliate of Novel Enterprises, and 50% owned by Flair, a British Virgin Islands corporation in which Mr. Lawrence Stroll, formerly Co-Chairman of the Board and a Director of the Company, has an indirect beneficial ownership interest. AIHL-Pepe Limited, a British Virgin Islands corporation (collectively with its predecessors and certain of their affiliates, “AIHL”), are owned 70% by Sportswear, 22.5% by Mr. Hilfiger, Honorary Chairman of the Board, Principal Designer and a Director of the Company, and 7.5% by Mr. Horowitz, Chief Executive Officer, President and a Director of the Company.

Mr. Ma, a Director of the Company, may have certain economic interests based on the performance of AIHL and its affiliates. Novel Enterprises and its affiliates also hold other interests in the apparel industry, including an approximately 50% ownership interest in Novel Denim.

During the Company’s last fiscal year, (i) Messrs. Chou, Stroll, Hilfiger, Horowitz, Chao and Ma were executive officers and/or directors of AIHL (which has no compensation committee), (ii) Messrs. Chou, Stroll, Chao and Ma were executive officers and/or directors of Sportswear (which has no compensation committee), (iii) Messrs. Chou and Chao were executive officers and/or directors of Westleigh (which has no compensation committee), (iv) Messrs. Chou, Chao and Ma were executive officers and/or directors of Novel Enterprises (which has no compensation committee) and (v) Mr. Chou was an executive officer, director and Chairman of the compensation committee, Mr. Ma was an executive officer and director and Mr. Chao was a director, of Novel Denim.

See “Certain Relationships and Related Transactions.”

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company’s compensation policies and the compensation paid to its executive officers, including the Named Executive Officers.

General Policies Regarding Compensation of Executive Officers.    In establishing compensation and benefit levels for executive officers, the Committee seeks to (i) attract and retain individuals of superior ability and managerial talent, (ii) motivate executive officers to increase Company performance and (iii) reward executives for exceptional individual contributions to the achievement of the Company’s business objectives. The Company’s compensation structure consists of base salary, variable annual cash bonuses and stock-based long-term incentive awards in the form of stock options.

In determining salary and bonus levels for executive officers, the Committee reviews certain Company performance factors, including net revenue, operating earnings, net income and net profit margin. Performance is measured in terms of both quantitative and qualitative goals at the corporate, departmental and individual levels.

Cash compensation levels, including salary and bonus, of certain of the Company’s executive officers, including certain of the Named Executive Officers, are determined based upon the amounts and formulas prescribed by each such executive’s employment agreement, as well as the SEIC Plan approved by the Company’s shareholders. See “—Certain Employment Agreements.” These employment agreements are generally long-term with a view toward achieving consistency at the higher levels of the Company’s management ranks, and contain variable salary and bonus structures that directly link the compensation paid to certain executive officers to the Company’s satisfactory achievement of certain performance goals. Performance-based compensation is generally determined based upon the attainment of certain annual net revenue, operating earnings, net income and net profit margin thresholds. Such bonus payments, other than bonus payments prescribed by the employment agreements and the SEIC Plan, are generally at the discretion of the Committee and may be reduced from the amounts prescribed by the formulas if, in the determination of the Committee, such an adjustment is warranted.

Long-term incentive compensation of the Company’s executive officers generally takes the form of stock option grants. These grants are available under the 2001 Stock Incentive Plan and may be utilized to provide incentives to certain of the Company’s executive officers, as well as the majority of its employees. See “—Stock-Based Plans—Employee Stock Incentive Plans.” The objective of such grants is to align the long-term interests of the Company’s executives with those of its shareholders. The Committee has the responsibility of overseeing stock option grants to eligible executive officers and employees of the Company.

Compensation levels are analyzed by the Committee from time to time through an assessment of prevailing compensation levels among the Company’s competitors. The Company’s competitors, for this purpose, include certain of the companies included in the industry index used for comparison with the Company’s performance in the cumulative total shareholder return graph which follows this report, as well as other companies which, in the Committee’s view, compete with the Company for executive talent. These competitors may also include non-public companies and companies in related industries such as retailing or general apparel manufacturing. In selected cases, the Committee has believed that exceptional executive talent may only be attracted and retained by compensation at the high end of prevailing levels among the Company’s competitors.

While the Committee has a policy of seeking, in all material respects, to maintain full deductibility of executive compensation within the guidelines of Section 162(m), the Committee has retained the flexibility to structure compensation arrangements that are not fully deductible under Section 162(m) where the Committee determines, based upon its business judgment, that such arrangements are in the best interests of the Company and its shareholders.

Fiscal Year 2002 Compensation.    Pursuant to Mr. Hilfiger’s employment agreement, which has been in effect since 1989, his annual cash compensation is based on a percentage of certain of the Company’s net sales and, accordingly, year-to-year changes in his compensation are tied to changes in such sales. See “—Certain Employment Agreements.” The Committee has reviewed other compensation arrangements in the apparel industry that are based on a percentage of net sales and has determined that Mr. Hilfiger’s compensation, while at the high end of the range in terms of total dollars paid, is not unreasonable in terms of the percentage paid. In addition, the Committee noted that Mr. Hilfiger (i) is not eligible for stock option awards under the 2001 Stock Incentive Plan and (ii) has agreed to waive any additional compensation attributable to the net sales of the Company’s acquired European licensee to which he might otherwise be contractually entitled under his existing employment arrangement. See “—Certain Employment Agreements” and “Certain Relationships and Related Transactions—The TH Europe Acquisition.”

Messrs. Chou and Stroll received base salary compensation pursuant to employment and consulting arrangements, as well as discretionary bonus awards. The bonus amounts for a particular fiscal year are generally determined based upon the Company’s performance relative to its annual budget for such year, subject to a minimum of $750,000. Despite the specified minimum, each of Messrs. Chou and Stroll agreed to a reduced bonus amount of $623,274 for fiscal year 2002, which reduction matched the percentage decrease in the bonus payable to Mr. Horowitz under the SEIC Plan from fiscal year 2001 to fiscal year 2002, as described under “Compensation of the Chief Executive Officer” below. Mr. Newman received base salary and bonus compensation pursuant to an employment agreement. See “—Certain Employment Agreements.” Overall, such compensation represents, in the opinion of the Committee in light of industry standards, compensation commensurate with these executives’ contributions to the growth, profitability and strategic direction of the Company.

Compensation of the Chief Executive Officer.    Mr. Horowitz is the Chief Executive Officer and President of the Company. The fiscal year 2002 base salary of $662,678 represents a 6.0% increase over the prior year which, as specified in his employment agreement, is equal to the average increase given to all employees of the Company. See “—Certain Employment Agreements.” Mr. Horowitz’s fiscal year 2002 performance-based compensation, which is determined in accordance with the SEIC Plan approved by the shareholders of the Company, is based on a percentage of operating earnings less the amount of any other bonuses paid or payable under any employment or bonus agreement between the Company or TH USA and Mr. Horowitz. See “—Certain Employment Agreements. Mr. Horowitz received a bonus of $10,053,000 under this arrangement in respect of fiscal year 2002, which represents a decrease of 16.9% from the fiscal year 2001 SEIC Plan bonus.

The Committee believes that the total fiscal year 2002 compensation payable to Mr. Horowitz, while at the high end of the range for the Company’s competitors, is consistent with the Company’s executive compensation philosophy described above. In addition, the Committee noted that Mr. Horowitz (i) is not eligible for stock option awards under the 2001 Stock Incentive Plan and (ii) has agreed to waive any additional compensation attributable to the operating earnings of the Company’s acquired European licensee to which he might otherwise be contractually entitled under his existing employment arrangement. See “—Certain Employment Agreements” and “Certain Relationships and Related Transactions—The TH Europe Acquisition.”

COMPENSATION COMMITTEE

Joseph M. Adamko, Chairman
Clinton V. Silver
Simon Murray

Comparison of Cumulative Total Shareholder Return

The following graph compares the cumulative total shareholder return on the Company’s Ordinary Shares over a 5-year period with that of (i) the S&P 500 Index and (ii) the S&P Textiles & Apparel Index, assuming in each case an investment of $100 on March 31, 1997 and reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain relationships and transactions between the Company and certain directors and executive officers of the Company and certain of their affiliates are described below. See “Executive Compensation—Compensation Committee Interlocks and Insider Participaton” for a description of the interests and relationships of such directors and executive officers in and with these affiliates.

The TH Europe Acquisition

On June 29, 2001, the Company and THEH entered into a stock purchase agreement (the “Stock Purchase Agreement”) with TH Europe Holdings Limited, a subsidiary of AIHL (“TH Europe Holdings”), pursuant to which THEH agreed to acquire from TH Europe Holdings all of the issued and outstanding shares of capital stock of T.H. International N.V. (“THNV”), the owner of Tommy Hilfiger Europe B.V. (“TH Europe”), the Company’s European licensee, for a cash purchase price of $200,000,000 (such transaction being referred to herein as the “TH Europe Acquisition”). Also on June 29, 2001, AIHL executed a guarantee of the performance by TH Europe Holdings of its obligations under the Stock Purchase Agreement. The TH Europe Acquisition was completed on July 5, 2001.

At the time of the execution of the Stock Purchase Agreement, Messrs. Chou and Stroll entered into a non-competition agreement with the Company restricting their ability to compete in Europe with the THNV businesses for two years following the TH Europe Acquisition. In addition, Messrs. Hilfiger and Horowitz executed waivers with respect to any additional compensation attributable to the net sales and operating earnings of THNV and its consolidated subsidiaries to which they might otherwise be contractually entitled under their existing employment arrangements.

In fiscal year 2002, with respect to the period prior to the closing of the TH Europe Acquisition, the Company’s results of operations included $2,129,000 of royalties and buying agency commissions paid by TH Europe. In addition, TH Europe subleases certain office space in Amsterdam from a subsidiary of AIHL for annual rent of approximately $115,000.

Other Relationships and Transactions

The Company is party to a lock-up agreement (the “Lock-Up Agreement”) and a registration rights agreement (the “Registration Rights Agreement”), in each case with AIHL, Anasta Holdings Limited, Sportswear, Westleigh, Flair, Mr. Hilfiger and Mr. Horowitz (collectively, the “AIHL Affiliates”), relating to the Ordinary Shares (the “Purchase Price Shares”) paid by the Company as part of the purchase price consideration for the May 8, 1998 acquisition of its womenswear, jeanswear and Canadian licensees (the “1998 Acquisition”). The Lock-Up Agreement prohibited the transfer of the Purchase Price Shares until May 8, 2000, and imposes additional restrictions until May 8, 2003 on transfers of the shares as a block, subject to certain exceptions. Under the Registration Rights Agreement, the AIHL Affiliates, along with their successors and permitted transferees under the Lock-Up Agreement, have the right to require the Company to register sales of the Purchase Price Shares. At the time of the 1998 Acquisition, Messrs. Chou and Stroll also entered into a non-competition agreement with the Company that restricted their ability to compete in the United States or Canada with the womenswear and jeanswear businesses until May 8, 2002.

Tommy Hilfiger Licensing, Inc., a subsidiary of the Company (“THLI”), is party to a geographic license agreement for Japan with Tommy Hilfiger Japan Corporation (“THJC”). Affiliates of AIHL hold a 20% equity interest in THJC. Under the license agreement, THJC pays THLI a royalty based on a percentage of the value of licensed products sold by it. Subject to certain exceptions, all products sold by or through THJC must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. Pursuant to these arrangements, royalties and buying agency commissions totaled $2,616,000 during fiscal year 2002.

TH USA purchases finished goods in the ordinary course of business from affiliates of Novel Enterprises. Such purchases amounted to $90,408,000 during the fiscal year ended March 31, 2002. In addition, contractors of the Company purchase raw materials in the ordinary course of business from affiliates of Novel Enterprises pursuant to the Company’s designation of such sources as acceptable suppliers. Such purchases amounted to $9,976,000 during the fiscal year ended March 31, 2002.

Members of the Chao family (including Messrs. Chou and Chao) hold an indirect 45% equity interest in Macauniter Malhas E Confeccoes Lda., a company which serves as TH Europe’s distributor in Portugal and also operates a Tommy Hilfiger store under a franchise arrangement with TH Europe. In fiscal year 2002, with respect to the period after the closing of the TH Europe Acquisition, TH Europe sold $1,349,000 of merchandise to this Company pursuant to such arrangements.

AIHL holds an indirect 25% equity interest in Pepe Jeans SL, which serves as TH Europe’s sales and collection agent in Spain. In fiscal year 2002, with respect to the period after the closing of the TH Europe Acquisition, commissions and fees paid by TH Europe pursuant to these arrangements totaled $2,946,000.

TH USA sells merchandise in the ordinary course of business to a retail store that is owned by Mr. Hilfiger’s sister. Sales to this customer amounted to approximately $338,000 during fiscal year 2002.

THEH has a consulting agreement with Fasco International, an affiliate of Messrs. Chou and, until August 2001, Stroll. The fees under this agreement totaled $500,000 during fiscal year 2002.

Until July 2002, THEH had a consulting agreement with another affiliate of Mr. Stroll. THEH paid fees by THEH under this agreement of $500,000 in fiscal year 2002.

Under the terms of an agreement with Novel Enterprises, the Company reimburses Novel Enterprises for certain general and administrative expenses, including rent for office space, incurred by it on behalf of the Company. Payments made to Novel Enterprises under this agreement for the fiscal year ended March 31, 2002 were $394,000.

The Audit Committee of the Board of Directors reviews transactions between the Company and its affiliates to seek to provide that such transactions are on terms which are no less favorable as a whole to the Company than could be obtained from unaffiliated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and certain persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership (“Section 16 Reports”) with the SEC and the New York Stock Exchange. Reporting Persons are required by the SEC to furnish the Company with copies of all Section 16 Reports they file.

Based solely on its review of the copies of such Section 16 Reports received by it, or written representations received from certain Reporting Persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s Reporting Persons during and with respect to the fiscal year ended March 31, 2002 have been complied with on a timely basis.

PROPOSAL TWO:    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Nominee for Independent Auditors

The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as independent auditors of the accounts of the Company for the 2003 fiscal year, subject to ratification by shareholders. PricewaterhouseCoopers LLP and one of its predecessors, Price Waterhouse LLP, have served as independent auditors for the Company since 1992. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

The affirmative vote of a majority of the Ordinary Shares voting, in person or by proxy, on this proposal at the Annual Meeting is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the 2003 fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2003 FISCAL YEAR.

Audit and Other Fees

Set forth below are the fees billed to the Company by PricewaterhouseCoopers LLP for audit and non-audit services with respect to fiscal year 2002.

Audit Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP in connection with the audit of the Company’s fiscal year 2002 financial statements, and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such fiscal year, were $451,700.

Financial Information Systems Design and Implementation Fees. During fiscal year 2002, PricewaterhouseCoopers LLP did not perform any financial information systems design and implementation services for the Company.

All Other Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP in fiscal year 2002 in connection with all other services rendered to the Company, which consisted primarily of tax-related services, were $1,281,750.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Committee has (i) reviewed and discussed with management the Company’s audited financial statements, (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), (iii) received from the independent auditors the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management and (iv) considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditors’ independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002 for filing with the SEC.

AUDIT COMMITTEE

Clinton V. Silver, Chairman
Joseph M. Adamko
Simon Murray

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be included in the Company’s Proxy Statement for the 2003 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by the Company by May 23, 2003. Proposals for the 2003 Annual Meeting of Shareholders submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of Rule 14a-4(c) of the Exchange Act if not received by the Company by August 6, 2003.

OTHER MATTERS

The Board of Directors does not know of any other business that may be presented for consideration at the Annual Meeting. If any business not described herein should come before the Annual Meeting, the persons named in the enclosed proxy card will vote on those matters in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K (including the financial statements and any financial statement schedules) for the fiscal year ended March 31, 2002, as well as its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, in each case exclusive of exhibits, will be provided without charge to any shareholder entitled to vote at the Annual Meeting, upon written request to Tommy Hilfiger U.S.A., Inc., 25 West 39th Street, New York, New York 10018, Attn: Investor Relations.

By order of the Board of Directors

LAWRENCE T.S. LOK
Secretary

Hong Kong
September 20, 2002

TOMMY HILFIGER CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
2002 ANNUAL MEETING OF SHAREHOLDERS—OCTOBER 28, 2002

The undersigned hereby appoints Silas K.F. Chou and Joel J. Horowitz, and each of them, with full power of substitution, for and in the name of the undersigned to vote all Ordinary Shares, par value $.01 per share, of Tommy Hilfiger Corporation, a British Virgin Islands corporation, that the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Shareholders, to be held at The Sandy Lane Hotel, Sandy Lane, St. James, Barbados, on Monday, October 28, 2002 at 12:00 noon, local time, and at any adjournment thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated September 20, 2002, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Tommy Hilfiger Corporation. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND, WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE

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You can now access your Tommy Hilfiger account online.

Access your Tommy Hilfiger shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Tommy Hilfiger Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• Make address changes
• View certificate history	• Obtain a duplicate 1099 tax form
• View book-entry information	• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS—Establish a PIN

You must first establish a Personal Identification number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect® is currently only available for domestic individual and joint accounts.

•	SSN
•	PIN
•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN
•	PIN
•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on appropriate button to view or initiate transactions.

•	Certificate History
•	Book-Entry Information
•	Issue Certificate
•	Payment History
•	Address Change
•	Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

Please mark your votes as indicated in this example ☒

1. Election of Directors.

FOR all nominees listed to the right (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the right ☐	NOMINEES: 01 S.K.F. Chou, 02 T.J. Hilfiger, 03 R.T.T. Sze (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2. Ratification of appointment of Independent Auditors.	3. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

WILL ATTEND
FOR ☐	AGAINST ☐	ABSTAIN ☐	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	☐

Signature	Signature	Date , 2002

Note:    Please date and sign this proxy exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

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Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/tom		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
OR
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.